Exhibit 10.76

UOP LLC

Supplemental Pension Plan

(Amended and Restated Effective January 1, 2009)

Article I - Purpose

Prior to January 1, 2009, the provisions of the UOP LLC Supplemental Pension Plan (the “Plan”) were contained in the terms of the UOP Pension Plan. Effective January 1, 2009, such terms are amended and restated in this Plan to comply with Section 409A of the Code.

The purpose of the Plan is to provide participants and their joint annuitants and beneficiaries under the Pension Plan with the amount of certain retirement income that is not provided under the Pension Plan.

The Plan as amended and restated effective January 1, 2009 applies to a Participant who (i) has any portion of a Supplemental Benefit that accrues on or after January 1, 2005, (ii) has any portion of a Supplemental Benefit that accrued prior to January 1, 2005 but was vested on or after December 31, 2004, or (iii) has an increase in the value of any subsidy with respect to Grandfathered Benefits payable upon retirement before the Pension Plan’s normal retirement date that accrues or increases as a result of service after December 31, 2004. The Plan preceding this amendment and restatement applies to a Participant not described in clause (iii) of the preceding sentence whose entire Supplemental Benefit accrued and vested before January 1, 2005 (“Grandfathered Benefit”).

Except to the extent otherwise indicated, and to the extent otherwise inappropriate, the Pension Plan and the provisions thereof are hereby incorporated by reference.

Article II - Definitions

2.1       Accrued Pension Benefit - means the amount of retirement income payable under the Pension Plan to or with respect to a participant at or after termination of employment, or such earlier date requiring payment under this Plan.

2.2       Actuarial Equivalent or Actuarially Equivalent – means, except as otherwise provided in the Plan, a benefit having the same actuarial value as the benefit it replaces, determined using the same assumptions and methods as are used for determining actuarial equivalency benefit under the Pension Plan.

2.3       Board of Directors - means the Board of Directors of Honeywell.

2.4       Code - means the Internal Revenue Code of 1986, as amended from time to time.

2.5       Committee - means the Management Development and Compensation Committee of Honeywell.

2.6       Earliest Retirement Date – means the earliest date as of which the participant would be eligible to commence the receipt of his Pension Plan benefit, whether or not he elects to commence receipt of such Pension Plan benefit as of such date.

2.7       Honeywell - means Honeywell International Inc., a Delaware corporation and its subsidiaries.

2.8       Incentive Plan – means the Salary and Incentive Award Deferral Plan for Selected Employees of Honeywell International Inc. and its Affiliates, as amended from time to time.

2.9       Pension Plan - means the Provisions Relating to the UOP Pension Plan portion of the Honeywell Retirement Earnings Plan (Supplement HH) (or any successor defined benefit pension plan).

2.10       Plan - means the UOP LLC Supplemental Pension Plan.

2.11       Separation from Service Date – means the date on which the participant’s separation from service with UOP LLC, Honeywell and their subsidiaries and affiliates occurs within the meaning of Section 409A of the Code. A participant’s Separation from Service Date occurs when the facts and circumstances indicate that the employer and the participant reasonably anticipate that no further services will be performed after a certain date or that the level of services the participant will perform after such date will permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period (or, if shorter, the entire period of the participant’s employment by the employer).

2.12       Specified Employee – means any participant who, at any time during the twelve (12) month period ending on the identification date (as determined by the Honeywell Vice President, HR, Compensation and Benefits or his delegate), is a specified employee under Section 409A of the Code, as determined by the Honeywell Vice President, HR, Compensation and Benefits or his delegate, which determination of “specified employees” and identification date shall be made by the Honeywell Vice President, HR, Compensation and Benefits or his delegate in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

2.13       Supplemental Benefit - means the excess, if any, of (i) the retirement income payable to or with respect to a participant under the Pension Plan that would have been accrued by the participant (1) had the amount of deferred compensation awards under the Incentive Plan been compensation included for calculating benefits under the Pension Plan in the year the award would otherwise have been earned or payable as recognized by the Pension Plan, (2) had participant deferred contributions, as that term is defined in the Supplemental Savings Plan, been compensation included for calculating benefits under the Pension Plan in the year the compensation would otherwise have been earned or payable as recognized by the Pension Plan, (3) had the limits of Code Section 415 and 401(a)(17) not been incorporated in the Pension Plan, and (4) had the participant met all the requirements for a benefit from the Pension Plan with respect to all other pension benefits which Honeywell has become contractually obligated to pay to the participant, over (ii) the participant's Accrued Pension Benefit. A participant’s Supplemental Benefits shall include an estimate of any compensation or service that is required to be taken into account under the Pension Plan after the participant receives payment of his Supplemental Benefits.

2.14       Supplemental Savings Plan – means the Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries, as amended from time to time.

Article III - Participation

Participation in the Plan shall be limited to:

(a) those participants in the Pension Plan (and their joint annuitants and beneficiaries) who as a result of having deferred an award under the Incentive Plan or having deferred compensation under the Supplemental Savings Plan, receive or shall receive a lesser amount under the Pension Plan than would otherwise be paid or payable in the absence of such deferral; and

(b) those participants in the Pension Plan (and their joint annuitants and beneficiaries) who as a result of the limitations contained in Code Sections 415 or 401(a)(17) receive or will receive a lesser amount under the Pension Plan than would otherwise be paid or payable in the absence of such limitations.

Notwithstanding the foregoing, except as otherwise provided by a contractual agreement between UOP LLC or Honeywell and an employee, an employee shall not participate in this Plan if he participates in another supplemental defined benefit pension plan sponsored by Honeywell or its affiliate (such as the Honeywell Supplemental Pension Plan, the UOP International Pension Plan for US Employees, the Norcross Supplemental Pension Plan or the Novar Supplemental Retirement Income Plan).

Article IV - Supplemental Benefit

4.01 Payment of Supplemental Benefit

(a) Supplemental Benefits shall be payable directly to such participant, or such participant's joint annuitant or beneficiary, as applicable, from the general assets of Honeywell and Honeywell shall not be under any obligation to set aside any funds or other assets for the payment of the Supplemental Benefits under this Plan. Honeywell may, in its sole discretion, establish funds for payment of these Supplemental Benefits. However, any and all such funds shall remain assets of Honeywell and subject to the claims of creditors of the corporation. Such funds, if any, shall not be deemed to be assets of this Plan.

(b) The following rules shall be used in determining the time and form of payment for the Supplemental Benefits:

(1)       Except as otherwise provided in this paragraph (b), the participant’s Supplemental Benefits shall be paid in an annuity form with such participant entitled to elect from among the Actuarially Equivalent annuity forms of payment available to the participant under the Pension Plan other than annuity forms with a level income option, and such payments to begin as of the first day of the month following 105 days after the later of the participant’s Separation from Service Date or Earliest Retirement Date. If a participant fails to elect an annuity payment form, his Supplemental Benefits shall be paid in a single life annuity if he is unmarried on his benefit commencement date or in a joint and 50% survivor annuity, with his spouse on his benefit commencement date as his contingent annuitant, if he is married on his benefit commencement date.

(3)       If the Actuarial Equivalent lump sum value of a participant’s Supplemental Benefits is $10,000 or less, then such Supplemental Benefits shall be paid to the participant in a single lump sum as of the first day of the month following 105 days after the later of the participant’s Separation from Service Date or Earliest Retirement Date.

(4)       A participant who is entitled to Supplemental Benefits and whose Separation from Service Date and Earliest Retirement Date both occur before July 1, 2009 shall receive his Supplemental Benefits as of July 1, 2009.

(c)       A participant’s Supplemental Benefits shall include an estimate of any service or compensation following the participant’s benefit commencement date that is required to be taken into account in calculating a participant’s Supplemental Benefits. In no event will Honeywell be required to recalculate or otherwise true up the Supplemental Benefits actually paid.

(d)       For the purpose of determining the Actuarial Equivalent present value of a Participant's accrued Supplemental Benefit, the "Applicable Mortality Table" and the "Applicable Interest Rate" shall be used, as defined below.

(1) The "Applicable Mortality Table" means the

mortality table prescribed by the Secretary of

the Treasury pursuant to Code Section 417(e).

Such table shall be based on the prevailing

commissioners' standard table (described in

Code Section 807(d)(5)(A)) used to determine

reserves for group annuity contracts issued on

the date as of which the present value is being determined

(without regard to any other subparagraph of Code

Section 807(d)(5)).

(2) The "Applicable Interest Rate" means the

average annual rate of interest on 30-year

Treasury securities determined as of the third

calendar month preceding the month during which

the benefit commencement occurs.

(e)       In the event that a Supplemental Benefit becomes payable and the Pension Plan is terminated in accordance with its terms, then the Participant shall have a right to only the Supplemental Benefit accrued to the date of termination of the Pension Plan. In such event, Honeywell shall remain liable for the payment of the Supplemental Benefit and payment shall be made at such times and in such manner as provided in this Section 4.01.

(f)       The rights and interest of any participant, joint annuitant, or beneficiary to a Supplemental Benefit under this Plan shall be the same as any other unsecured creditor of Honeywell (or any successor thereto). In the event of any bankruptcy proceeding by or against Honeywell, a participant, joint annuitant or beneficiary shall be entitled to prove a claim for any unpaid portion of the benefit provided by the Plan.

(g)       No person shall have a right to acceleration of any payment under the Plan. No person shall be entitled to anticipate such benefit by assignment, pledge or transfer in any form or manner prior to actual or constructive receipt of payment.

(h)       Notwithstanding any provision of this Section 4.01 to the contrary, if a participant is a Specified Employee at his Separation from Service Date and payment under this Section 4.01 is required to be made or commence within the 6-month period following his Separation from Service Date, such payment shall be delayed if it is to be made in a single lump sum payment or accumulated if it is to be made in an annuity until the earlier of the first day of the seventh month following the Separation from Service Date or the first day of the month following the participant’s death, with no interest or earnings accruing on the delayed payments.

4.02       Death Benefits

(a)       If a participant receives his Supplemental Benefits in a single lump sum payment, no Supplemental Benefits shall be paid to his surviving spouse or beneficiary following his death.

(b)       If a participant elects to receive his Supplemental Benefits in an annuity that provides a survivor annuity or death benefit, the participant’s surviving spouse or beneficiary, as applicable, shall receive the applicable survivor benefit or death benefit following the participant’s death.

(c)       If a participant dies before he receives his Supplemental Benefits, his surviving spouse or beneficiary shall receive the Actuarial Equivalent value of any pre-retirement surviving spouse benefits or death benefits provided by the Pension Plan in the form of a single lump sum payment if the Actuarial Equivalent lump sum value of the Supplemental Benefits payable to the surviving spouse or beneficiary is $10,000 or less or in the form of a single life annuity if the Actuarial Equivalent lump sum value of the Supplemental Benefits payable to the surviving spouse or beneficiary is more than $10,000. Such payment will be paid or begin to be paid as of the first day of the month following 105 days after the later of the participant’s death or the date that would have been the participant’s Earliest Retirement Date.

Article V - Administration

5.01       Plan Administrator - The Plan Administrator shall be the Honeywell Vice President, HR, Compensation and Benefits. Such Plan Administrator shall serve without compensation. The Plan Administrator shall keep such records as necessary for the proper administration of the Plan and shall report to the Committee at such time or times as the Committee shall designate.

5.02       Benefit Determination - The Plan Administrator shall determine the amount and timing of any benefit paid under the Plan. The Plan Administrator shall rely on the records of Honeywell in determining any participant's eligibility for and amount of benefit under the Plan. In the event that the Plan Administrator's reliance on the records of Honeywell causes a benefit to be over or under paid, the Plan Administrator shall adjust future payments to be increased or decreased as required. If such future payments are insufficient to recover any overpayment to a participant, the Plan Administrator shall withhold any payments then due a participant and take any action deemed appropriate to recover the balance of the overpayment.

5.03       Benefit Appeals - The Plan Administrator shall establish an appeals procedure as defined by U.S. Department of Labor regulations. Such procedures will provide that the participant has sixty (60) days upon receipt of any benefits or denial of benefits to file an appeal with the Plan Administrator. The Plan Administrator must respond within sixty (60) days of receiving the appeal, in writing, specifically identifying those Plan provisions on which the benefit denial was based and indicating what information the participant must supply in order to perfect a claim for benefits.

5.04       Nonduplication of Benefits - To avoid the duplication of benefits, the amount of any similar benefits under this Plan shall be offset and reduced by the amount of any similar benefit provided the participant under other supplemental pension plans sponsored by Honeywell International Inc. or its subsidiaries or affiliates (other than the Honeywell International Inc. Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above) for which the participant may be eligible, provided however that payment under all plans shall begin at the same time and in the same form of payment.

5.05       Compliance with Section 409A of the Code – The Plan is intended to comply with the applicable requirements of Section 409A of the Code, and will be administered in accordance with Section 409A of the Code to the extent that Section 409A of the Code applies to the Plan. Notwithstanding any provision of the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Code section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

Article VI - Amendment and Termination

6.01       Plan Amendments - Honeywell reserves the right to amend the plan from time to time. The Plan may be amended by the Committee or its delegate; provided however, that no amendment shall reduce any benefit being paid or then payable to a participant. Further, no amendment shall reduce the benefits provided by the Plan to participants or alter in any manner the rights of the participants to benefits already accrued and provided under this Plan.

6.02       Plan Termination - Honeywell reserves the right to terminate the Plan. However, such termination shall not adversely affect the rights of participants.